                                                                   EXHIBIT 10.53



               EXCLUSIVE AUTHORIZATION TO CONDUCT A PUBLIC AUCTION



DOVE BROTHERS, LLC ("Auctioneer") located at 1241 E. Hillsdale Blvd., Foster City, CA 94404, Attention Kirk Dove, telephone (650) 571-7400, fax (650) 572-1502; and


                        Attention:        Mr. Paul J. Hastings, President & CEO
                        Company Name:     LXR Biotechnology, Inc.
                        Address:          1401 Marina Way South
                                          Richmond, CA 94804
                        Telephone:        (510) 412-9110
                        Fax:              (510) 412-9109


("Seller") hereby agree as follows:

      1. REPRESENTATION; TERMS OF SALE: Auctioneer shall represent Seller in connection with a piecemeal auction (the "Auction") of LXR Assets (each an "Asset" and collectively the "Assets"). See Exhibit "A" attached hereto.

      2. COMMISSION: The Assets shall be sold by the piece, or by the lot, such determination to be made by Auctioneer at its' sole discretion. Auctioneer shall receive a commission of zero percent (0%) of the gross proceeds of sale. (For purposes of this contract, "gross proceeds" means all revenue from the sale of Assets pursuant to this contract, except (a) any applicable sales taxes collected by Auctioneer and (b) any buyer's premium payments collected pursuant to Paragraph 3 below.)

      3. BUYER'S PREMIUM: Separately, Auctioneer shall charge a Buyer's Premium at the auction for its own account as part of its compensation for auction services. The Buyer's Premium shall be ten percent ( 10%) of each successful buyer's price for items purchased, and shall be collected by Auctioneer directly from each successful bidder at the Auction.

      4. SALE WITHOUT CONFIRMATION: Seller understands and agrees that all Assets in the Auction sale (whether offered for sale by the piece or by the lot) shall be sold to the highest bidder, regardless of price. Seller shall have no right of confirmation, i.e., no right to approve the highest bid as a condition to the completion of the sale of any Assets to the highest bidder. Seller understands and agrees that all sales are final (but subject to buyer's timely payment in full and removal of purchased items).

      5. DISCLAIMERS OF WARRANTIES: Unless Seller instructs Auctioneer otherwise in writing, Auctioneer shall state both in its advertising for the Auction and at the Auction that all Assets are being sold "as is, where is and without warranty" and with any additional disclaimers of warranty or other disclaimers as Seller shall specify to Auctioneer in writing (but excluding any in-place transferable maintenance agreements). However, Seller understands and agrees that Auctioneer, in so stating, is in no way (a) representing or warranting to Seller that any purchaser of any Asset will not attempt to assert a claim against Seller based on the alleged existence or breach of any alleged warranties, or (b) agreeing to indemnify or hold harmless Seller from or against any claim or liability asserted against Seller by any third party (including but not limited to any purchaser of any Assets at the Auction) based on the alleged existence or breach of any alleged warranties, or from or against any fees or expenses incurred by Seller in defending against any such claim or liability.

      6. SALES FREE AND CLEAR OF LIENS: Seller represents and warrants that Seller now holds (and up to the moment of the Auction and/or sales provided for under this contract shall hold) good and marketable title to all Assets and each item thereof free and clear of any lien, security interest, leasehold interest, co-ownership interest, or any other type of encumbrance or interest of any other person or entity. Seller understands and acknowledges that Auctioneer is relying on the foregoing representations and warranties in proceeding to conduct the Auction and/or sales provided for under this contract. Seller hereby agrees to defend and indemnify Auctioneer from and against any claim, cause of action, liability or expense asserted against or incurred by Auctioneer in connection with Auctioneer's sale of any Assets which any person or entity alleges was, at the time of sale, subject to a lien, security interest, leasehold interest, ownership interest, or any other type of encumbrance or interest held by any person or entity. Seller hereby authorizes Auctioneer to use the Seller's name, street address and logo in the advertising of this Auction.

      7. AUCTION EXPENSES: An Auction expense budget including, but not limited to, advertising (brochures, ads, signs), site and sale preparation (site rental, telephone lines, equipment rental, sound system, pre-Auction set-up and post-Auction check-out), labor (temporary employment, Auction day accounting personnel, security guards), and armored car services, not to exceed thirty seven thousand five hundred Dollars ($37,500) (the "Expense Budget") is authorized for this project. Auction expenses shall be advanced by Auctioneer up to the amount of the Expense Budget and shall be reimbursed to Auctioneer from the gross proceeds. In the event that Seller makes changes to the Assets or the Auctioneer's set up, auction day, or check out plans, Seller agrees that the "Auction Expenses" may change accordingly and any such additional expense, shall also be reimbursed to the Auctioneer from the gross proceeds. In the event that walls or other structures must be removed or modified to remove the purchased Assets, all supervision and expense of such removal and modification will be borne be by the Seller.

      8. UNSOLD ASSETS: In the event that there are unsold assets at the end of auction check out, they will be returned to the Seller at the auction site

      9. REIMBURSEMENT EXPENDITURES: Seller understands and agrees that in all events Auctioneer must be reimbursed by Seller for Auctioneer's reimbursable expenditures under Paragraph 7 above. Accordingly, in the event the gross proceeds do not exceed Auctioneer's aggregate reimbursable expenditures under Paragraph 7 above, Auctioneer shall apply all the gross proceeds to reimbursement of such expenditures, and Seller shall thereafter promptly pay Auctioneer the remaining amount necessary to reimburse Auctioneer fully for all such expenditures (i.e., Seller shall pay Auctioneer the difference between (i) the aggregate reimbursable expenditures under Paragraph 7 above, and (ii) the gross proceeds that Auctioneer has applied to such expenditures).

      10. SALES PRIOR TO THE AUCTION: Auctioneer shall be entitled to an equal fee on each sale generated pre-Auction, i.e., any sale of one or more Assets pre-Auction shall be subject to the commission schedule and buyer's premium as set forth in Paragraphs 2 and 3 above. Neither Auctioneer nor Seller shall accept a pre-Auction bid for any Assets (or otherwise effect a pre-Auction sale of any Assets) without the mutual written consent of both Seller and Auctioneer. If for any reason the auction sale is canceled after the signing of our auction agreement and prior to the auction brochures being mailed out (approximately two to three weeks before the auction date), we are to receive a fee of $20,000 plus all out-of-pocket expenses incurred until that time. If for any reason the sale is canceled after the mailing of the auction brochures and prior to the auction sale, we are to receive a fee of $30,000 plus all out-of-pocket expenses incurred until that time.

      11. COLLECTION AND DISBURSEMENT OF AUCTION PROCEEDS: Auctioneer shall collect the gross proceeds and any applicable sales taxes and deposit them into a FDIC insured bank depository account maintained by the Auctioneer. All applicable sales taxes collected by Auctioneer shall be paid to the appropriate taxing authorities out of such depository account. Thereafter, Auctioneer shall be paid from the account its reimbursable expenses pursuant to Paragraph 7 above, and its commissions pursuant to Paragraph 2 above, and Seller shall be issued a check for the balance in the account (comprised of the gross proceeds less the amount reimbursed to Auctioneer pursuant to Paragraph 7 above and less the amount of Auctioneer's commissions pursuant to Paragraph 2 above), all within fifteen (15) business days after the final day of the Auction checkout period.

      12. SCHEDULED DATE OF THE AUCTION AND LOCATION: The Auction shall be held on July 14, 1999 at 1401 Marina Way South, Richmond, CA 94804 or on such other date and at such other place as may be mutually agreed to by the parties.

      13. PERMITS AND LICENSES: Auctioneer shall be responsible for obtaining all necessary city, state, and municipal licenses and permits for the Auction.

      14. STANDARDS: The Auction shall be conducted in accordance with the professional standards and expectations of the auction industry, in accordance with the Uniform Commercial Code, and any other applicable state and local laws. However, Auctioneer does not guarantee that any sale will be made, and Auctioneer is not responsible in the event that a buyer fails to live up to its agreement and complete a purchase.

      15. INSURANCE AND DESTRUCTION OF ASSETS: Seller shall be responsible for maintaining all property insurance coverage pertaining to Assets designated for Auction, being transferred to and from Auction sites and being stored at Auction sites. Further, if the Auction takes place at premises owned or leased by Seller, Seller shall maintain existing liability insurance. In the event of any loss, damage or destruction prior to the sale at Auction of any or all Assets, Seller shall remain liable to Auctioneer for Auctioneer's reimbursable expenses under Paragraph 7 above. In the event of loss, damage or destruction of any or all Assets after sale at Auction, Auctioneer shall be entitled to its full commissions under Paragraph 2 above on such lost, damaged or destroyed Assets, based on the sales prices of such Assets at Auction. Any loss, damage or destruction of any or all Assets (whether before or after Auction) shall in no way alter or diminish Seller's obligation to reimburse Auctioneer for all of Auctioneer's reimbursable expenses under Paragraph 7 above. Auctioneer shall carry all Workmen's Compensation Insurance for Auctioneer's employees in compliance with all applicable state and local laws.

      16. ATTORNEYS' FEES: If any action at law or in equity is brought to enforce the terms of this contract, the prevailing party shall be entitled to recover its reasonable attorneys' fees and expenses from the other party. In addition, in the event that Auctioneer obtains a judgment against Seller for any amounts due under this contract, Auctioneer shall be entitled to recover its attorneys' fees and costs incurred in enforcing and collecting upon such judgment.

      17. ADDITIONAL AUCTION INVENTORY: Seller acknowledges and agrees that Auctioneer may, at Auctioneer's discretion, include in the Auction sale additional items from other customers and for other customer's accounts in order to increase public attendance.

      18. SECURITY INTEREST: Seller hereby grants Auctioneer a security interest in all of Seller's right, title and interest in and to all amounts collected or collectable from the sale of any and all Assets under this contract (including the gross proceeds and including accounts or general intangibles representing any unpaid portion of the purchase price due from any buyer on any or all of the Assets), which security interest secures Seller's obligations to Auctioneer under this contract (including the commissions and reimbursable expenditures due Auctioneer under this contract).

      19. BONDED COMPLIANCE: Dove Brothers, LLC and the auctioneers it employs are bonded to the people of the State of California and regulated by the California Secretary of State, Special Filings Division, located at P. O. Box 944225, Sacramento, California 94244, Telephone (916) 324-6778.

      20. COUNTERPARTS: This contract may be executed in any number of counterparts, each of which when executed will be deemed to be an original and all of which when taken together will be deemed to be but one and the same instrument.

      21. GOVERNING LAW: This contract shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of California as applied to contracts made in such State.

Seller accepts the foregoing contract under the terms and conditions set forth above and acknowledges receipt of a copy hereof. Seller further understands and acknowledges that this contract shall not become valid and effective as to Auctioneer unless and until it has been signed by two separate authorized representatives of Auctioneer in the two separate signature lines provided for Auctioneer in the left-hand column below.

This contract is made and entered into as of June 4, 1999.


Dove Brothers, LLC                            LXR Biotechnology, Inc.
("Auctioneer")*                                     ("Seller" )
California Bond No. B2488496

By:   /s/Doug Berman                  By:   /s/Paul J. Hastings
   ---------------------------           ----------------------------
Title:   Vice President               Title: President & CEO
      ------------------------              -------------------------


By:  /s/Kirk Dove                      Seller's Federal Tax Identification No.:
   ---------------------------
Title: President                       68-0282856
      ------------------------         ------------------------------


* Requires signatures of two separate authorized representatives of Auctioneer for this contract to become valid, effective, and binding as to Auctioneer.